                                                                     EXHIBIT 3.1

                             AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION
                                      OF
                              LTM HOLDINGS, INC.

     LTM Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

          FIRST: The name of the corporation is LTM Holdings, Inc. (the "Corporation"). The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on October 31, 1986.

          SECOND: This Restated Certificate of Incorporation, which both restates and amends the original Certificate of Incorporation of the Corporation as heretofore amended, has been duly adopted pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware (the "GCL") and by written consent of the sole stockholder of the Corporation in accordance with Section 228 of the GCL.

          THIRD: The text of the Corporation's Certificate of Incorporation as heretofore amended or supplemented is hereby restated and further amended to read in its entirety as follows:


                                   ARTICLE I

     The name of the Corporation is Loews Cineplex Entertainment Corporation.


                                  ARTICLE II

     The address of the Corporation's registered office in the State of Delaware is 1013 Centre Road, in the City of Wilmington (19805), County of New Castle. The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.


                                  ARTICLE III

     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the GCL.


                                   ARTICLE IV

     1. Authorized Capital. The total number of shares of all classes of capital stock which the Corporation has authority to issue is 330,000,000 shares, divided into classes as follows: (i) 300,000,000 shares of common stock, par value $.01 per share (the "Common Stock"), (ii) 10,000,000 shares of Class A non-voting common stock, par value $.01 per share (the "Class A Non-Voting Common Stock"), (iii) 10,000,000 shares of Class B non-voting common stock, par value $.01 per share (the "Class B Non-Voting Common Stock," and together with the Class A Non-Voting Common Stock, the "Non-Voting Common Stock;" the Non-Voting Common Stock and the Common Stock, together, the "Common Shares") and
(iv) 10,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). Shares of Preferred Stock may be issued from time to time in one or more series in accordance with Section 3 of this Article IV. Except as provided to the contrary in the terms of any series of Preferred Stock,

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the amount of the authorized stock of this Corporation or of any class or series may be increased or decreased by the affirmative vote of the holders of a majority in voting power of the stock in this Corporation entitled to vote irrespective of the provisions of Section 242(b)(2) of the GCL or any successor provision thereto.

     2. Common Shares. (a) Voting Rights. (i) Every holder of Common Stock shall be entitled to cast, in person or by proxy, one vote for each share of Common Stock held of record by such holder on all matters to be voted on by stockholders.

         (ii) the holders of Non-Voting Common Stock shall not be entitled to any voting rights, except as otherwise required by law.

     (b) Dividends.   Subject to the provisions of the GCL and the terms of any
series of Preferred Stock, dividends may be declared and paid on Common Shares at such time and in such amounts as the Board of Directors of the Corporation (the "Board") may deem advisable. The holders of each class of Common Shares shall be entitled to receive dividends as and when declared by the Board out of any funds legally available for payment of such dividends. Each Common Share, of any class, shall rank equally with all other Common Shares, of any class, as to the payment of dividends and other distributions upon liquidation or otherwise. No dividends shall be paid on any class of then outstanding Common Shares unless dividends are paid on a pro rata basis on all other then outstanding shares of all other classes of Common Shares. No class of outstanding Common Shares shall be split-up or otherwise divided by reclassification, stock split, stock dividend, subdivision, combination or otherwise unless all other then outstanding shares of all other classes of Common Shares are split-up or divided in the same manner. In the event of the making of any dividend or distribution payable in Common Shares or in the event of any split-up or other division by reclassification, stock split, stock dividend, subdivision, combination or otherwise of the Common Shares, the holders of Common Stock shall be entitled to receive only shares of Common Stock, the holders of Class A Non-Voting Common Stock shall be entitled to receive only shares of Class A Non-Voting Common Stock, and the holders of Class B Non-Voting Common Stock shall be entitled to receive only shares of Class B Non-Voting Common Stock, in each case on a pro rata basis.

     (c) Liquidation Rights. In the event of the dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and the preferential and other amounts required to be paid to the holders of Preferred Stock, each Common Share shall be entitled to share ratably with all other Common Shares in the remaining net assets of the Corporation.

     3. Preferred Stock. The Board is hereby expressly authorized at any time and from time to time to provide for the issuance of all or any shares of Preferred Stock in one or more series, and to fix for each such series of Preferred Stock the number of shares comprising such series and such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the issuance of such series and to the fullest extent as may now or hereafter be permitted by the GCL.

     4.  Conversion Rights.   (a) Common Stock.   Shares of Common Stock are not
convertible.

     (b) Non-Voting Common Stock.   (i) Each share of Class A Non-Voting Common
Stock shall convert into one fully paid and non-assessable share of Common Stock in accordance with this clause (i) of this Section 4(b):

         (A) upon the Transfer of any share of Class A Non-Voting Common Stock to any Person other than SPE and its Affiliates in compliance with the Stockholders Agreement, each such share shall be converted into one share of Common Stock immediately, and without any action by the holder thereof;

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          (B)  if at any time SPE and its Affiliates shall beneficially own in the aggregate less than 49.9% of the outstanding shares of Common Stock (before giving effect to the conversion of any such shares), immediately, and without any action by the holder thereof, such number of shares of Class A Non-Voting Common Stock shall be converted into Common Stock on a one-for-one basis, to the extent that after giving effect to such conversion, SPE and its Affiliates would not beneficially own in excess of 49.9% of the outstanding shares of Common Stock and such conversion shall occur pro rata among SPE and its Affiliates based on the number of shares of Class A Non-Voting Common Stock held by each such holder; and

          (C) upon the third anniversary of the Closing Date, each share of Class A Non-Voting Common Stock shall be converted into one share of Common Stock immediately, and without any action by the holder thereof.

          (ii) Each share of Class B Non-Voting Common Stock shall convert into one fully paid and non-assessable share of Common Stock immediately, and without any action by the holder thereof, upon the later to occur of both of (A) the Transfer of such share of Class B Non-Voting Common Stock to any Person (other than the Person to whom such shares were issued pursuant to the plan of arrangement contemplated by the Master Agreement or any Affiliate of such Person) and (B) the fifth anniversary of the closing of the transactions contemplated by the Master Agreement.

     (c) Effectiveness of Conversion. A conversion of shares of Non-Voting Common Stock into shares of Common Stock shall be deemed to have been effected as of the close of business on the business day on which an event described in clauses (i), (ii) or (iii) of Section 4(b) occurs, and at such time the rights of the holder of the converted shares of Non-Voting Common Stock shall cease and such holder will be deemed to have become the holder of record of the shares of Common Stock issuable upon such conversion.

     (d) Issuance of New Certificates. Promptly after a conversion of shares of Non-Voting Common Stock pursuant to Section 4(b) and the receipt by the Corporation of the certificate or certificates representing the shares of Non-Voting Common Stock so converted, the Corporation shall issue and deliver to the holder, in accordance with its instructions, each of the following:

          (i) the certificate or certificates representing the shares of Common Stock issuable upon such conversion; and

          (ii) a certificate representing any shares of Non-Voting Common Stock which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted into shares of Common Stock.

     (e) Issuance Tax. The issuance of certificates representing shares of Common Stock received upon conversion of shares of Non-Voting Common Stock shall be made without charge to the holders of such shares for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of Common Stock.

     5. Except as otherwise provided in this Article IV, Common Stock and Non-Voting Common Stock shall be identical in all respects.


                                   ARTICLE V

     1. At any time when SPE or USI has an Article III Consent Right, except as provided in Section 3 of this Article V, in addition to any affirmative vote required by the GCL, by this Restated Certificate of Incorporation or by the terms of any series of Preferred Stock, none of the matters specified in Section 2 of this Article V (any such matter, a "Significant Event") shall be consummated without the affirmative vote or written consent of the holders of at least 80% of the outstanding shares of Common Stock. Such affirmative vote or consent shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by the GCL, by this Restated Certificate of Incorporation or by the terms of any series of Preferred Stock.

     2. The following are Significant Events for purposes of this Article V:

          (a) any merger or consolidation in which the Corporation is a constituent corporation (other than a merger of the Corporation into another corporation that owns at least 90% of the outstanding stock of each class and series of stock of the Corporation pursuant to Section 253 of the
     GCL) or any sale, lease, exchange, transfer or other disposition (in one transaction or a series of transactions) of all or substantially all of the assets of the Corporation and its subsidiaries taken as a whole, provided that a merger which satisfies all of the following criteria shall not be a Significant Event and shall not be subject to this Article V: (i) the Corporation is the surviving corporation, (ii) all shares of Common Stock outstanding immediately prior to the consummation thereof remain outstanding immediately after the consummation thereof and the only change in the capital stock of the Corporation resulting from such merger is the issuance of shares of capital stock pursuant thereto, and (iii) no consent of the stockholders of the Corporation would be required in connection therewith under the GCL; and

          (b) the adoption of any plan or proposal for the liquidation, dissolution or winding up of the Corporation.

     3. The provisions of Section 1 of this Article V shall not be applicable to any particular Significant Event if such Significant Event shall be approved by at least 14 members of the Board and, in such circumstances (i) in the case of any Significant Event described in Section 2(a) of this Article V, such Significant Event shall require the affirmative vote or written consent of holders of at least 66 2/3% of the outstanding shares of Common Stock in addition to any requirements of the GCL or the terms of any series of Preferred Stock then outstanding and (ii) in the case of any Significant Event described in Section 2(b) of this Article V, such Significant Event shall require only such affirmative vote or written consent as is required by the GCL or by the terms of any series of Preferred Stock then outstanding.


                                  ARTICLE VI

     1. At any time when SPE and its wholly-owned subsidiaries, USI and its wholly-owned subsidiaries and the members of the Claridge Group beneficially own in the aggregate more than 50% of the outstanding shares of Common Stock, any action required or permitted to be taken at any special meeting of the stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The foregoing provision shall not apply to annual meetings of the stockholders of the Corporation. At any time when SPE and its wholly-owned subsidiaries, USI and its wholly-owned subsidiaries and the members of the Claridge Group do not beneficially own in the aggregate more than 50% of the outstanding shares of Common Stock, any action required or permitted to be taken by the stockholders of the Corporation may only be taken at a duly called annual or a special meeting of the stockholders of the Corporation and may not be taken by written consent of stockholders.

     2. Except as otherwise required by the GCL and subject to the rights of the holders of any series of Preferred Stock then outstanding, special meetings of stockholders of the Corporation may be called only by the Board pursuant to a resolution approved by at least 14 members of the Board.


                                  ARTICLE VII

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     1. The business and affairs of the Corporation shall be managed by or under the direction of the Board. The Board shall consist of sixteen directors. Election of directors need not be by written ballot.

     2. Directors may be removed with or without cause, provided, however, directors may be removed without cause (i) at a time when SPE and its wholly owned subsidiaries, USI and its wholly owned subsidiaries and members of the Claridge Group beneficially own in the aggregate more than 50% of the outstanding shares of Common Stock, by the affirmative vote or written consent of the holders of at least 50% of the outstanding shares of Common Stock and
(ii) at any time when SPE and its wholly-owned subsidiaries, USI and its wholly-owned subsidiaries and the members of the Claridge Group do not beneficially own in the aggregate more than 50% of the outstanding shares of Common Stock, by the affirmative vote or written consent of the holders of at least 80% of the outstanding shares of Common Stock. For purposes of this Section 2, "cause" shall mean the wilful and continuous failure of a director to substantially perform such director's duties to the Corporation or the wilful engaging by a director in gross misconduct materially and demonstrably injurious to the Corporation.


                                 ARTICLE VIII

     1. Indemnification of Directors and Officers.   The Corporation shall
indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was a director or officer of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

     2. Derivative Actions. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director or officer of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, provided that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     3. Indemnification in Certain Cases.   To the extent that a director or
officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this Article VIII, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

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     4.  Procedure.   Any indemnification under Sections 1 and 2 of this Article
VIII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because he or she has met the applicable standard of conduct set forth in such Sections 1 and 2. Such determination shall be made as required or permitted by applicable law.

     5. Advances for Expenses. Expenses (including attorney's fees) incurred by a director or officer in defending a civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer, to repay such amount if it shall be ultimately determined that he or she is not entitled to be indemnified by the Corporation as authorized in this Article VIII.

     6. Rights Not-Exclusive. The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any law, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

     7.  Insurance.   The Corporation shall have power to purchase and maintain
insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article VIII or under applicable law.

     8.  Definition of Corporation.   For the purposes of this Article VIII,
references to "the Corporation" include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation so that any person who is or was a director or officer of such a constituent corporation or is or was serving at the request of such constituent corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving corporation as he would if he had served the resulting or surviving corporation in the same capacity.

     9.  Survival of Rights.   The indemnification and advancement of expenses
provided by, or granted pursuant to this Article VIII shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person. No subsequent amendment of this Article VIII shall diminish the rights hereunder of any director or officer with respect to any action taken or claim made prior to such amendment.

     10. Claims.   If a claim of indemnification or advancement of expenses
under this Article VIII is not paid in full within sixty days after a written claim therefor by the director or officer has been received by the Corporation, the director or officer may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving the director or officer is not entitled to the requested indemnification or advancement of expenses under applicable law.


                                  ARTICLE IX

     To the fullest extent permitted by the GCL, as the same exists or may be hereafter amended, no director of the Corporation shall be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director. Each person who serves as a director of the Corporation while this Article IX is in

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effect shall be deemed to be doing so in reliance on the provisions of this
Article IX, and neither the amendment or repeal of this Article IX, nor the adoption of any provision of this Restated Certificate of Incorporation inconsistent with this Article IX, shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for, arising out of, based upon, or in connection with any acts or omissions of such director occurring prior to such amendment, repeal, or adoption of an inconsistent provision.


                                   ARTICLE X

     In furtherance and not in limitation of the powers conferred upon it by law, the Board is expressly authorized to adopt, repeal or amend the bylaws of the Corporation pursuant to a resolution approved (i) at any time when the Applicable Percentage of SPE or USI equals or exceeds the Minimum Percentage, by at least 14 members of the Board and (ii) at any time when the Applicable Percentage of each of SPE and USI is less than the Minimum Percentage, by a majority of the members of the Board. In addition to any requirements of the GCL, any other provision of this Restated Certificate of Incorporation or the terms of any series of Preferred Stock then outstanding, at any time when the Applicable Percentage of SPE or USI equals or exceeds the Minimum Percentage, the affirmative vote or written consent of the holders of at least 80% of the outstanding shares of Common Stock shall be required in order for the stockholders to adopt, repeal or amend any provision of the bylaws of the Corporation, notwithstanding the fact that a lesser percentage may be specified by the GCL, this Restated Certificate of Incorporation or by the terms of any Preferred Stock then outstanding.


                                  ARTICLE XI

     In addition to any requirements of the GCL and any other provision of this Restated Certificate of Incorporation or the terms of any series of Preferred Stock (and notwithstanding the fact that a lesser percentage may be specified by the GCL, this Restated Certificate of Incorporation or any such terms), the affirmative vote or written consent of the holders of at least 80% of the outstanding shares of Common Stock shall be required to adopt, repeal or amend any provision of this Restated Certificate of Incorporation. Notwithstanding the foregoing, such 80% approval requirement shall not be applicable, and any such adoption, repeal or amendment shall require only such affirmative vote as is required by the GCL or by the terms of any Preferred Stock then outstanding (i) if, at any time when the Applicable Percentage of SPE or USI equals or exceeds the Minimum Percentage, such adoption, repeal or amendment shall be approved by at least 14 members of the Board and (ii) if, at any time when the Applicable Percentage of each of SPE and USI is less than the Minimum Percentage such adoption, repeal or amendment shall be approved by a majority of the members of the Board. Subject to the foregoing provisions of this Article XI, the Corporation reserves the right to amend or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by the GCL, and all rights conferred upon stockholders herein are granted subject to this reservation.


                                  ARTICLE XII

     Capitalized terms used in this Amended and Restated Certificate of Incorporation but not defined herein shall have the meanings ascribed thereto in the Amended and Restated Stockholders Agreement, dated as of September 30, 1997, among the Corporation, Sony Pictures Entertainment Inc., a Delaware corporation, Universal Studios, Inc., a Delaware corporation, Charles Rosner Bronfman Family Trust, a trust created under the laws of the province of Quebec, and the other persons listed on Exhibit A thereto as the same may be amended, modified, supplemented or restated from time to time.

     IN WITNESS WHEREOF, LTM Holdings, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer, this 14th day of May , 1998.


                        LTM Holdings, Inc.



                        By: /s/ John C. McBride, Jr.
                            ----------------------------------
                        John C. McBride, Jr.
                        Senior Vice President, General Counsel
                        and Assistant Secretary

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